UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*


                         John B. Sanfilippo & Son, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                         (Title of Class and Securities)


                                   800422107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                January 13, 2006
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [  ]     Rule 13d-1(b)

         [x ]     Rule 13d-1(c)

         [  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.   800422107            SCHEDULE 13G               Page 2 of  8
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-------------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Richard A. Rubin
-------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
(3)   SEC USE ONLY


-------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
-------------------------------------------------------------------------------
                  NUMBER OF   (5)        SOLE VOTING POWER
                   SHARES               576,300 shares
                 BENEFICIALLY
                  OWNED BY
                   EACH
                 REPORTING
                   PERSON
                    WITH
                              -------------------------------------------------
                              (6)        SHARED VOTING POWER 0
                                         shares

                              -------------------------------------------------
                              (7)        SOLE DISPOSITIVE
                                         POWER 576,300 shares

                              -------------------------------------------------
                              (8)        SHARED DISPOSITIVE
                                          POWER 0 shares

-------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      576,300 shares
-------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                          [   ]

-------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.11%
-------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (See Instructions)

      IN
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No.   800422107                SCHEDULE 13G               Page 3 of  8
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Hawkeye Capital Management, LLC - 134 092 634
-------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):

                                                                     (a)    [x]
                                                                     (b)    [ ]
-------------------------------------------------------------------------------
(3)   SEC USE ONLY


-------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
            NUMBER OF         (5)        SOLE VOTING POWER
              SHARES                     0 shares
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
              PERSON
               WITH
                              -------------------------------------------------
                              (6)        SHARED VOTING POWER 0
                                         shares

                              -------------------------------------------------
                              (7)        SOLE DISPOSITIVE
                                         POWER 0 shares

                              -------------------------------------------------
                              (8)        SHARED DISPOSITIVE
                                         POWER 0 shares

-------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      576,300 shares
-------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                              [   ]

-------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.11%
-------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (See Instructions)

      OO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No.   800422107                   SCHEDULE 13G            Page 4 of  8
-------------------------------------------------------------------------------

(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Hawkeye Capital Master -  98 046 6159
-------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):

                                                                 (a)    [x]
                                                                 (b)    [  ]
-------------------------------------------------------------------------------
(3)   SEC USE ONLY


-------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
-------------------------------------------------------------------------------
             NUMBER OF        (5)        SOLE VOTING POWER
               SHARES                    0 shares
            BENEFICIALLY
              OWNED BY
                EACH
             REPORTING
               PERSON
                WITH
                              -------------------------------------------------
                              (6)        SHARED VOTING POWER 0
                                         shares

                              -------------------------------------------------
                              (7)        SOLE DISPOSITIVE
                                         POWER 0 shares

                              -------------------------------------------------
                              (8)        SHARED DISPOSITIVE
                                         POWER 0 shares

-------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      576,300 shares
-------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                             [   ]

-------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.11%
-------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (See Instructions)

      OO
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No.  800422107                  SCHEDULE 13G                 Page 5 of  8
-------------------------------------------------------------------------------

Item 1(a).      Name of Issuer:

                John B. Sanfilippo & Son, Inc.  (JBSS)

Item 1(b).      Address of Issuer's Principal Executive Offices:

                2299 Busse Rd.
                Elk Grove Village, IL 60007

Item 2(a).      Name of Persons Filing:

                This Schedule 13G is being filed jointly by Richard A. Rubin, Hawkeye Capital Management, LLC and Hawkeye Capital Master (collectively the "Reporting Persons") with respect to shares of Common Stock of John B. Sanfilippo & Son, Inc. which the Reporting Persons may be deemed to beneficially own pursuant to Section 13(d) of the Exchange Act.

Item 2(b).      Address of Principal Business Office or, if None, Residence:

                The principal place of business for Richard A. Rubin and Hawkeye Capital Management, LLC is:

                800 Third Avenue, 10th Floor
                New York, NY 10022

                The principal place of business for Hawkeye Capital Master is:

                P.O. Box 897GT
                One Capital Place
                Georgetown, Grand Cayman
                Cayman Islands

Item 2(c).      Citizenship:

                Richard A. Rubin is a citizen of the United States. Hawkeye Capital Management, LLC was organized in the United States. Hawkeye Capital Master was organized in the Cayman Islands.

Item 2(d).      Title of Class of Securities:

                Common Stock, par value $0.01 per share

Item 2(e).      CUSIP Number:

                800422107

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CUSIP No.   800422107                 SCHEDULE 13G                Page 6 of  8
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Item 3.         If This Statement is Filed Pursuant to Sections 240.13d-1(b)
                or 240.13d-2(b), Check Whether the Person Filing is a:

                Not applicable.

Item 4.         Ownership.

                (a)        Amount Beneficially Owned:   576,300 shares

                (b) Percent of Class: 7.11%

                Hawkeye Capital Master, a pooled investment vehicle organized as a Cayman Islands series trust, owns 576,300 shares of John B. Sanfilippo & Son, Inc. Common Stock which may be deemed to be beneficially owned by each Reporting Person and as to which Richard Rubin has sole voting power and dispositive power in his role as manager of Hawkeye Capital Management, LLC, the manager of Hawkeye Capital Master.

Item 5.       Ownership of Five Percent or Less of a Class.

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.

              Not applicable.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable.

Item 9.       Notice of Dissolution of Group

              Not applicable.

Item 10.      Certification

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No.   800422107           SCHEDULE 13G                     Page 7 of  8
------------------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     January 23, 2006
                                     ----------------
                                     Date


                                     /s/ Richard A. Rubin
                                     ---------------------------------------
                                     Richard A. Rubin

                                     /s/ Richard A. Rubin
                                     ---------------------------------------
                                     Hawkeye Capital Management, LLC
                                     by Richard A. Rubin, Manager

                                     /s/ Richard A. Rubin
                                     ---------------------------------------
                                     Hawkeye Capital Master
                                     by Richard A. Rubin,
                                     Manager of Hawkeye Capital Management, LLC,
                                     Manager of Hawkeye Capital Master

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CUSIP No.   800422107         SCHEDULE 13G                Page 8 of  8
-------------------------------------------------------------------------------

                                                                    EXHIBIT A

               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)


         This agreement is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or
Schedule 13G, as appropriate, with respect to their ownership of the Common Stock, $0.01 par value per share, of John B. Sanfilippo & Son, Inc., and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 23rd day of January, 2006.


                               /s/ Richard A. Rubin
                               --------------------------------------------
                               Richard A. Rubin

                               /s/ Richard A. Rubin
                               --------------------------------------------
                               Hawkeye Capital Management, LLC
                               by Richard A. Rubin, Manager

                               /s/ Richard A. Rubin
                               --------------------------------------------
                               Hawkeye Capital Master
                               by Richard A. Rubin,
                               Manager of Hawkeye Capital Management, LLC,
                               Manager of Hawkeye Capital Master